Exhibit 99.1

AMERIPATH, INC. AND SPECIALTY LABORATORIES, INC. COMPLETE MERGER

FOR IMMEDIATE RELEASE:

Contact: David L. Redmond, Executive Vice President and

Chief Financial Officer

Phone Number: (561) 712-6226

E-mail address: dredmond@ameripath.com

PALM BEACH GARDENS, FLORIDA January 31, 2006 – AmeriPath, Inc. (“AmeriPath”) a leading provider of anatomic pathology, dermatopathology and molecular diagnostics and Specialty Laboratories, Inc. (“Specialty”), a leading hospital-focused clinical reference laboratory, today announced the completion of the merger, which was originally announced by AmeriPath on September 30, 2005.

Under the terms of the merger agreement, AmeriPath acquired all of the common shares of Specialty that were outstanding at closing for $13.25 per share. Immediately prior to the merger, Specialty Family Limited Partnership, Specialty’s majority shareholder, and related parties, contributed shares of Specialty for shares representing approximately 20% of the fully-diluted share capital of the combined company.

“We are very excited to complete this merger and combine forces with Specialty,” said Donald E. Steen, Chairman and Chief Executive Officer of AmeriPath. “Together, our companies are uniquely positioned to more effectively support local pathology and community-based medicine for enhanced patient care. Our complementary areas of expertise and service offerings will allow us to build on both companies’ leadership positions, provide access to each other’s medical and scientific expertise, expand our geographic presence to better serve our customers, and become the most valued company in our industry.”

Mr. Steen continued, “The bi-coastal laboratories of AmeriPath and Specialty will retain their individual corporate identities and names, but afford us an expanded local presence. We are already beginning, however, to transfer technology, leverage our shared expertise and offer our combined services, to more completely and effectively meet growing and more sophisticated customer needs.”

“R. Keith Laughman who joined AmeriPath in April, 2005 as President for Esoteric Services, will become President of Specialty Laboratories and will lead the new organization to achieve the full benefits from the combined expertise of the two companies. Keith has an accomplished 30-year record with the Mayo Clinic and its subsidiaries and we will benefit from his demonstrated leadership skills,” Mr. Steen further added.

AmeriPath is also using strategic relationships to expand and position its new organization to be the first to offer cutting edge genetic-based assays to help physicians treat patients more individually and with greater precision.

One such relationship involves Molecular Profiling Institute, Inc. (MPI) led by scientific visionaries, clinical oncologists, and successful drug developers, associated with Translational Genomics Research Institute (TGen). TGen is a non-profit biomedical research organization, formed by team members of the Human Genome Project, which came together to apply from the human genome project to personalized medicine. TGen and MPI are based in Phoenix, Arizona.

Jeffrey A. Mossler, M.D., Vice Chairman of AmeriPath commented, “This is an exciting time in medicine, particularly laboratory medicine and pathology. Significant scientific discoveries in areas such as genomics and molecular diagnostics are providing pathways to personalized patient care.”

“The new organization will offer comprehensive anatomic pathology, advanced clinical laboratory testing and services, and, with MPI and TGen, novel molecular and diagnostics that apply the genome map to patient care, a combination which not only strengthens our company and prepares us for the future, but also helps our referring physicians provide more effective and improved patient care.”

Additional information regarding the transaction will be provided by AmeriPath on a Form 8-K in accordance with SEC requirements and will be available for review on the SEC’s website at www.sec.gov.

About AmeriPath, Inc.

AmeriPath, a leading national provider of physician-based anatomic pathology, dermatopathology and molecular diagnostic services to physicians, hospitals, clinical laboratories and surgery centers, supports community-based medicine by helping physicians provide excellent and effective care for their patients. A team of subspecialized pathologists and Ph.D. scientists provide medical expertise, diagnostic quality, and personal consultation services. AmeriPath’s elite team of more than 400 highly trained, board-certified pathologists provide medical diagnostics services in outpatient laboratories owned, operated and managed by AmeriPath, as well as in hospitals and ambulatory surgical centers. AmeriPath’s Web address is www.ameripath.com.

About Specialty Laboratories, Inc.

Specialty Laboratories supports local pathology and community-based medicine by partnering with pathologists and hospitals to improve patient care and reduce episodes-of-care costs. Specialty offers hospitals an extensive menu of highly advanced clinical tests used by physicians to diagnose, monitor and treat disease and a single-source solution for esoteric testing needs. Specialty’s web address is www.specialtylabs.com.

The statements contained in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements—which are sometimes identified by words such as “may,” “should,” “believe,” “expect,” “anticipate,” “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections—are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the successful integration of the merger (and achievement of planned or expected synergies); ability to manage growth, access to capital on satisfactory terms, general economic conditions; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding: changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate and retain pathologists; labor, technology and insurance costs; and marketing and promotional efforts. The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated, are included in the Company’s annual, quarterly, and other reports and filings with the SEC.

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